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                                                                      EXHIBIT 99

                                  PRESS RELEASE

Contact:  Michael G. Carlton, President
          Bruce W. Elder, Vice President
          Crescent Financial Corporation
          (919) 460-7770


               Crescent Announces Results of Subscription Offering

CARY, North Carolina - August 8, 2002. Crescent Financial Corporation, the parent company of Crescent State Bank, Cary, North Carolina, ("Crescent Financial") (OTC Bulletin Board: CRFN), concluded the rights offering of 145,000 shares of its common stock to existing shareholders of record on May 3, 2002. Subscriptions for shares were accepted until 5:00 pm on Tuesday, August 6, 2002. The offering was oversubscribed by 82,000 shares or 57%. The 145,000 shares were allocated to shareholders based on a pro-rata formula.

The public offering of 455,000 shares of common stock has commenced. McKinnon & Company, Inc. is the underwriter of the public offering on a best efforts basis. Crescent Financial has reserved the right to sell up to an additional 90,000 shares in the public offering. The offering proceeds will be used to expand loan and investment portfolios, to provide capital to support growth, and for general corporate purposes.

As of June 30, 2002, Crescent Financial had $151.7 million in assets, $108.8 million in loans, $135.0 million in deposits and stockholders' equity of $11.1 million. Crescent State Bank currently operates four full service branches in Wake and Johnston Counties.

The Registration Statement relating to these securities has been filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

To receive a copy of the preliminary prospectus for the public offering, contact McKinnon & Company, Inc., 555 Main Street, Suite 1212, Norfolk, Virginia 23510,
(757) 623-4636.

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